EXHIBIT 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES

AND RIGHTS OF SERIES C CONVERTIBLE PREFERRED STOCK

OF

ASCENDIA BRANDS, INC.

Ascendia Brands, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company (the “Board”) by the Amended and Restated Certificate of Incorporation of the Company, and pursuant to Sections 151 and 141 of the DGCL, the Board of Directors of the Company adopted resolutions (i) designating a series of the Company’s previously authorized preferred stock, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of Twenty Six Thousand Five Hundred (26,500) shares of Series C Convertible Preferred Stock of the Company, as follows:

RESOLVED, that the Company is authorized to issue 26,500 shares of Series C Convertible Preferred Stock (the “Preferred Shares”), par value $0.001 per share, which shall have the following powers, designations, preferences and other special rights:

(1)          Dividends. The Company shall not declare or pay any dividends on shares of the Common Stock, $0.001 par value per share, of the Company (the “Common Stock”) or any other capital stock of the Company ranking with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company junior to the Preferred Shares (collectively, the “Junior Stock”) or other common equity of the Company unless the holders of Preferred Shares (each, a “Holder” and collectively, the “Holders”) then outstanding shall simultaneously receive a dividend on a pro rata basis as if the Preferred Shares had been converted into shares of Common Stock pursuant to Section 2 immediately prior to the record date for determining the stockholders eligible to receive such dividends.

(2)          Conversion of Preferred Shares. Preferred Shares shall be convertible into shares of Common Stock of the Company on the terms and conditions set forth in this Section 2.

(a)         Certain Defined Terms. For purposes of this Certificate of Designations, the following terms shall have the following meanings:

(i)          “Additional Amount” means, as of any given date, on a per Preferred Share basis, any accrued but unpaid dividends on such Preferred Share as of such given date.

(ii)         “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, ontrols, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, by contract or otherwise). For the avoidance of doubt, no Watershed Fund shall be deemed an Affiliate of the Company or any of its Subsidiaries in respect of the ownership by one or more of such Watershed Fund’s of Third Lien Notes, shares acquired upon conversion of the Third Lien Notes and/or Permitted Senior Indebtedness.

(iii)	“AMEX” means the American Stock Exchange.

(iv)       “Approved Stock Plan” means (i) any employee benefit plan or (ii) an employment agreement with any director or employee of any of the Prencen Funds (other than, in the case of directors of the Company, agreements with such directors that are the same as, or less favorable to such directors than, agreements with the Company’s directors generally), which in either case has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company or any of its Subsidiaries.

(v)        “Bloomberg” means Bloomberg Financial Markets.

(vi)       “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(vii)       “Change of Control” means any Fundamental Transaction other than (x) any reorganization, recapitalization or reclassification of the Common Stock and/or the common stock of its Subsidiaries in which the holders of the Company’s voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (y) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company.

(viii)     “Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing trade price then the last trade price of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security the last trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 2(d)(iii). All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(ix)        “Conversion Amount” means the sum of (1) the Additional Amount and (2) the Stated Value.

(x)         “Conversion Price” means $0.1326, subject to adjustment as provided herein.

(xi)       “Convertible Securities” means any stock or securities (other than Options) of the Company directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(xii)      “Coty Warrant” means that certain Warrant to Purchase Common Stock, dated January 15, 2008 and issued to Coty, Inc., which is initially exercisable into Seven Hundred and Fifty Three Thousand, One Hundred and Ninety Four (753,194) shares of Common Stock.

(xiii)      “Eligible Market” means (A) the Principal Market, (B) NYSE, (C) The NASDAQ Global Market, (D) The NASDAQ Global Select Market, (E) The NASDAQ Capital Market, (F) the OTC Bulletin Board or (G) any other trading market if the bid, ask or sale prices of such securities are reported in the “pink sheets” by Pink Sheets LLC; provided, however, that for purposes of the definition of “Successor Entity” and Section 4(a) hereof, clause (G) shall not be considered an Eligible Market.

(xiv)     “Exchange Act” means The Securities Exchange Act of 1934, as amended.

(xv)       “Excluded Securities” means any Common Stock issued or issuable: (i) in connection with any Approved Stock Plan; (ii) upon conversion of the Preferred Shares; (iii) upon conversion, exercise or exchange of any Options or Convertible Securities which are outstanding on the day immediately preceding the Initial Issuance Date, provided that the terms of such Options or Convertible Securities are not amended, modified or changed after the Initial Issuance Date; (iv) upon exercise of the Coty Warrant, the Plainfield Warrant or the New Warrant (as defined in the Securities Purchase Agreement), in each case on or prior to the Initial Issuance Date, provided that the terms of such warrants are not amended, modified or changed after the Initial Issuance Date, or (v) in connection with any stock split, stock dividend, recapitalization or similar transaction by the Company for which adjustment is made pursuant to Section 2(f)(ii) of this Certificate of Designations.

(xvi)     “Fundamental Transaction” means that the Company shall (or in the case of clause (vi) any “person” or “group” (as these terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act)), directly or indirectly, in one or more related transactions, (i) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Person, or (ii) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company to another Person, or (iii) allow another Person or Persons to make a purchase, tender or exchange offer that is accepted by the holders of more than the 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the Person or Persons making or party to, or associated or affiliated with the Person or Persons making or party to, such purchase, tender or exchange offer), or (iv) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Voting Stock (not including any shares of Voting Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock purchase agreement or other business combination), or (v) reorganize, recapitalize or reclassify its Common Stock, or (vi) is or shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock. For the avoidance of doubt, neither the issuance of the Preferred Shares nor any conversion thereof or the sale of the Preferred Shares or Common Stock issued or issuable upon conversion of Preferred Shares by the applicable holders thereof, shall be deemed a Fundamental Transaction.

(xvii)   “Initial Issuance Date” means the first day that any Preferred Shares are issued, which date is anticipated to be on or after January 15, 2008.

(xviii)   “Irrevocable Transfer Agent Instructions” means the irrevocable instructions to the Company’s transfer agent in the form of Exhibit E attached to the Securities Purchase Agreement.

(xix)     “Liquidation Event” means the voluntary or involuntary liquidation, dissolution or winding up of the Company or such Subsidiaries the assets of which constitute all or substantially all the assets of the business of the Company and its Subsidiaries taken as a whole, in a single transaction or series of transactions.

(xx)       “Majority Holder” means, at any given time, such Person (together with any of its Affiliates) that, directly or indirectly, owns Preferred Shares with voting rights of at least a majority of the aggregate ordinary voting power of the Company. For the avoidance of doubt, as of he Initial Issuance Date, the Prencen Funds are a Majority Holder.

(xxi)       “NYSE” means The New York Stock Exchange, Inc.

(xxii)     “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(xxiii)     “Parent Entity” of a Person means an entity that, directly or indirectly, controls the applicable Person and whose common stock or equivalent equity security is quoted or listed on an Eligible Market, or, if there is more than one such Person or Parent Entity, the Person or Parent Entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(xxiv)     “Permitted Senior Indebtedness” means (A) the WFF Facility, (B) the Watershed Facility and (C) the Third Lien Notes.

(xxv)      “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(xxvi)     “Plainfield Warrant” means that certain Warrant to Purchase Common Stock, dated January 15, 2008 and issued to Plainfield Direct Inc., which is initially exercisable into One Million, Eight Hundred and Eighty Five Thousand, Three Hundred and Seventy (1,885,370) shares of Common Stock.

(xxvii)    “Principal Market” means AMEX, or if the Common Stock is not traded on the Principal Market, an Eligible Market.

(xxviii)   “Required Holders” means the Holders of Preferred Shares representing at least a majority of the aggregate Preferred Shares then outstanding.

(xxix)    “SEC” means the Securities and Exchange Commission.

(xxx)    “Securities Purchase Agreement” means that certain securities purchase agreement by and among the Company and the initial Holders, dated as of the Subscription Date, as such agreement further may be amended from time to time as provided in such agreement.

(xxxi)    “Stated Value” means $1,000 per Preferred Share (as adjusted for any stock splits, stock combinations or other similar events with respect to such Preferred Shares).

(xxxii)    “Subscription Date” means January 15, 2008.

(xxxiii)   “Subsidiary” means any joint venture or any entity in which the Company, directly or indirectly, owns in excess of fifty percent (50%) of the capital stock or holds in excess of fifty percent (50%) of an equity or similar interest.

(xxxiv)   “Successor Entity” means the Person, which may be the Company, formed by, resulting from or surviving any Fundamental Transaction or the Person with which such Fundamental Transaction shall have been made, provided that if such Person is not a publicly traded entity whose common stock or equivalent equity security is quoted or listed for trading on an Eligible Market, Successor Entity shall mean such Person’s Parent Entity.

(xxxv)   “Third Lien Notes” mean, (A) the Secured Convertible Note, dated February 9, 2007 in the initial principal amount of $76,000,000 issued by the Company to Prencen Lending LLC; (B) the Secured Convertible Note, dated February 9, 2007 in the initial principal amount of $2,084,568 issued by the Company to Watershed Capital Partners, L.P. (“WCP”); and/or (C) the Secured Convertible Note, dated February 9, 2007 in the initial principal amount of $7,915,432 issued by the Company to Watershed Capital Institutional Partners, L.P. (“WCIP”), in each case, as may be amended, supplemented or modified.

(xxxvi)   “Trading Day” means any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

(xxxvii)   “Transaction Documents” means this Certificate of Designations, the Securities Purchase Agreement, the Irrevocable Transfer Agent Instructions, and each of the other agreements entered into by the parties thereto in connection with the transactions contemplated hereby and thereby.

(xxxviii)   “Voting Stock” of a Person means capital stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power to elect, or the general power to appoint, at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time capital stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

(xxxix)   “Watershed Facility” means the Second Lien Credit Agreement dated as of February 9, 2007 between the Company and each of its Subsidiaries signatory thereto, as borrowers, the lenders signatory thereto, Wells Fargo Foothill, Inc., as the collateral agent, and Watershed Administrative, LLC, as the administrative agent, and the documents executed in connection therewith, in each case as such documents may be amended, amended and restated, modified or supplemented from time to time.

(xl)   “Watershed Funds” means collectively WCP, WCIP and any other Affiliates of WCP.

(xli)   “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York City Time, and ending at 4:00:00 p.m., New York City Time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Weighted Average Price cannot be calculated for such security on such date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Required Holders. If the Company and the Required Holders are unable to agree upon the fair market value of the Common Stock, then such dispute shall be resolved pursuant to Section 2(d)(iii) below with the term “Weighted Average Price” being substituted for the term “Closing Sale Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during such period.

(xlii) “WFF Facility” means the Credit Agreement dated as of February 9, 2007 between the Company and each of its Subsidiaries signatory thereto, as borrowers, and Wells Fargo Foothill, Inc. (“WFF”) as arranger and administrative agent and the other lenders party thereto and the documents executed in connection therewith, in each case as such documents may be amended, amended and restated, modified or supplemented from time to time.

(b)         Holder’s Conversion Right. At any time or times on or after the Initial Issuance Date, any Holder shall be entitled to convert any whole number of Preferred Shares into fully paid and nonassessable shares of Common Stock in accordance with Section 2(d) at the Conversion Rate (as defined below).

(c)         Conversion. The number of shares of Common Stock issuable upon conversion of each Preferred Share pursuant to Section 2(b) shall be determined according to the following formula (the “Conversion Rate”):

Conversion Amount

Conversion Price

(d)          Mechanics of Conversion. The conversion of Preferred Shares shall be conducted in the following manner:

(i)        Holder’s Delivery Requirements. To convert Preferred Shares into shares of Common Stock on any date (the “Conversion Date”), the Holder shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York City time, on such date, a copy of a properly completed notice of conversion executed by the registered Holder of the Preferred Shares subject to such conversion in the form attached hereto as Exhibit I (the “Conversion Notice”) to the Company and the Company’s designated transfer agent (the “Transfer Agent”) and (B) if required by Section 2(d)(viii), deliver to the Company as soon as practicable following such date the original certificates representing the Preferred Shares being converted (or comply with the procedures set forth in Section 11) (the “Preferred Stock Certificates”).

(ii)        Company’s Response. Upon receipt by the Company of a copy of a Conversion Notice, and if so required by Section 2(d)(viii), the Preferred Stock Certificates, the Company shall (I) as soon as practicable, but in any event within one (1) Trading Day, send, via facsimile, a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, which confirmation shall constitute an instruction to the Transfer Agent to process such Conversion Notice in accordance with the terms hereof and (II) on or before the third (3rd) Trading Day following the date of receipt by the Company of such Conversion Notice, (A) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program with respect to the Common Stock, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (B) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program with respect to the Common Stock, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of Preferred Shares represented by the Preferred Stock Certificate(s) submitted for conversion, as may be required pursuant to Section 2(d)(viii), is greater than the number of Preferred Shares being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the Preferred Stock Certificate(s) and at its own expense, issue and deliver to the Holder a new Preferred Stock Certificate representing the number of Preferred Shares not converted.

(iii)      Dispute Resolution. In the case of a dispute as to the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Company shall instruct the Transfer Agent to issue to the Holder the number of shares of Common Stock that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via facsimile within (a) one (1) Business Day in the case of a dispute as to the arithmetic calculation of the Conversion Rate and (b) three (3) Business Days in the case of a dispute as to the determination of the Closing Sale Price of receipt of such Holder’s Conversion Notice or other date of determination. If such Holder and the Company are unable to agree upon the determination of the Closing Sale Price or the arithmetic calculation of the Conversion Rate within two (2) Business Days of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall within three (3) Business Days with respect to the determination of the Closing Sale Price and within one (1) Business Day with respect to the arithmetic calculation of the Conversion Rate, in each case after the end of such two (2) Business Day period, submit via facsimile (A) the disputed determination of the Closing Sale Price to an independent, reputable investment bank selected by the Company and approved by the Required Holders or (B) the disputed arithmetic calculation of the Conversion Rate to the Company’s independent, outside accountant. The Company shall cause, at the Company’s expense, the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holders of the results no later than five (5) Business Days with respect to the determination of the Closing Sale Price and no later than two (2) Business Days with respect to the calculation of the Conversion Rate, in each case from the time it receives the disputed determinations or calculations. Such investment bank’s or accountant’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error.

(iv)       Record Holder. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Shares shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.

(v)         Company’s Failure to Timely Convert. If within three (3) Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice, and if required by Section 2(d)(viii), the Preferred Stock Certificates, the Company shall fail to issue and deliver a certificate to a Holder or credit such Holder’s balance account with DTC for the umber of shares of Common Stock to which there is no dispute such Holder is entitled upon such Holder’s conversion of Preferred Shares, and if on or after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the shares of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company, then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (i) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate or credit such Holder’s account with DTC (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock or credit such Holder’s account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Sale Price on the Conversion Date.

(vi)        Pro Rata Conversion. In the event the Company receives a Conversion Notice from more than one Holder for the same Conversion Date and the Company can convert some, but not all, of such Preferred Shares, the Company shall convert from each Holder electing to have Preferred Shares converted at such time a pro rata amount of such Holder’s Preferred Shares submitted for conversion based on the number of Preferred Shares submitted for conversion on such date by such Holder relative to the total number of Preferred Shares submitted for conversion on such date.

(vii)	Company Optional Redemption.

(A)        General. At any time after the date hereof, the Company shall have the right (on one or more occasions), subject to obtaining the prior written consent (with respect to such Company Optional Redemption) of the Required Lenders (as defined in the WFF Facility) (to the extent the WFF Facility is then outstanding), the holders of a majority of the loans issued pursuant to the Watershed Facility (to the extent the Watershed Facility is then outstanding) and the holders of a majority of the principal amount of the Third Lien Notes then outstanding (if the Watershed Funds hold any principal amount of the Third Lien Notes, such majority must include such Watershed Funds), in each case such consent (if any) being granted in accordance with each of their respective facility terms, to redeem all or any portion of the outstanding (I) shares of Common Stock then held by the Prencen Funds; provided, that such number of shares of Common Stock does not exceed the number of Conversion Shares issued to the Majority Holder on or prior to such date (the “Redemption Eligible Shares”) and/or (II) Preferred Shares (collectively, the “Redemption Shares”, and each holder of Redemption Shares, a “Redemption Holder”) as designated in the applicable Company Optional Redemption Notice (a “Company Optional Redemption”); provided, that for all purposes in this Section 2(d)(vii) any Redemption Eligible Shares constituting Redemption Shares shall be treated as such number of Preferred Shares that upon conversion on such date would result in the issuance of such number of Conversion Shares (such number of Preferred Shares, the “Redemption Eligible Share Equivalent Amount”). The Redemption Shares subject to redemption from each Redemption Holder pursuant to this Section 2(d)(vii) may be redeemed by the Company in cash at a price per Redemption Share equal to the greater of (x) 120% of the Liquidation Preference per Redemption Share and (y) the product obtained by multiplying (A) the then-effective Conversion Rate by (B) the excess (if any) of the arithmetic average of the Weighted Average Price of the Common Stock for the ten (10) Trading Day period ending on the Trading Day prior to the date of delivery of the applicable Company Optional Redemption Notice over the Conversion Price on the date of delivery of the applicable Company Optional Redemption Notice (the “Company Optional Redemption Price”). The Company may exercise its right to require redemption under this Section 2(d)(vii) by delivering a written notice (the “Company Optional Redemption Notice” and the date all of the Redemption Holders are sent any such notice is referred to as the “Company Optional Redemption Notice Date”) thereof by facsimile and overnight courier to all, but not less than all, of the Redemption Holders not less than twenty (20) days nor more than thirty (30)

days prior to the date of such Company Optional Redemption, which shall in no event be earlier than ninety (90) days after any previous Company Optional Redemption Notice Date (the “Company Optional Redemption Date”). Each Company Optional Redemption Notice delivered shall be irrevocable and shall state (i) the aggregate number of Redemption Shares which the Company has elected to be subject to such Company Optional Redemption from all of the Redemption Holders on such Company Optional Redemption Date, (ii) the Company Optional Redemption Price, and (iii) the Redemption Eligible Share Equivalent Amount. Notwithstanding anything herein to the contrary, during the period commencing on the applicable Company Optional Redemption Notice Date and ending at 12:01 AM on the day immediately following such Company Optional Redemption Date (the “Company Optional Redemption Period”), a Redemption Holder shall not be permitted to convert any Preferred Shares to be redeemed in such Company Optional Redemption into Common Stock pursuant to Section 2(b) hereof. If the Majority Holder receives a Company Optional Redemption Notice electing to redeem any Redemption Eligible Shares, the Majority Holder hereby agrees not to sell or transfer to any Person such Redemption Eligible Shares during the Company Optional Redemption Period.

(B)  Pro Rata Redemption Requirement. If the Company elects to cause a Company Optional Redemption pursuant to this Section 2(d)(vii) with respect to less than all of the Preferred Shares then outstanding, then the Company shall require redemption of a number of Preferred Shares from each Holder equal to the product of (1) the aggregate number of Preferred Shares which the Company has elected to cause to be redeemed multiplied by (2) a fraction, the numerator of which is the sum of the aggregate number of Preferred Shares held by such holder on the Company Optional Redemption Notice Date and the denominator of which is the sum of the aggregate Preferred Shares held by all Holders on the Company Optional Redemption Notice Date (such fraction with respect to each Holder is referred to as its “Redemption Allocation Percentage”, and such amount with respect to each Holder is referred to as its “Pro Rata Redemption Amount”), subject to the last sentence of Section 2(d)(vii)(A).

(viii)     Book-Entry. Notwithstanding anything to the contrary set forth herein, upon conversion of Preferred Shares in accordance with the terms hereof, the Holder thereof shall not be required to physically surrender the certificate representing the Preferred Shares to the Company unless (A) the full or remaining number of Preferred Shares represented by the certificate are being converted or (B) a Holder has provided the

Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of Preferred Shares upon physical surrender of any Preferred Shares. The Holder and the Company shall maintain records showing the number of Preferred Shares so converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of the certificate representing the Preferred Shares upon each such conversion. In the event of any dispute or discrepancy, such records of the Company establishing the number of Preferred Shares to which the record holder is entitled shall be controlling and determinative in the absence of manifest error. Notwithstanding the foregoing, if Preferred Shares represented by a certificate are converted as aforesaid, the Holder may not transfer the certificate representing the Preferred Shares unless the Holder first physically surrenders the certificate representing the Preferred Shares to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new certificate of like tenor, registered as the Holder may request, representing in the aggregate the remaining number of Preferred Shares represented by such certificate. The Holder and any assignee, by acceptance of a certificate, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of any Preferred Shares, the number of Preferred Shares represented by such certificate may be less than the number of Preferred Shares stated on the face thereof. Each certificate for Preferred Shares shall bear the following legend:

ANY TRANSFEREE OF THIS CERTIFICATE SHOULD CAREFULLY REVIEW THE TERMS OF THE COMPANY’S CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE, INCLUDING SECTION 2(d)(viii) THEREOF. THE NUMBER OF PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE MAY BE LESS THAN THE NUMBER OF PREFERRED SHARES STATED ON THE FACE HEREOF PURSUANT TO SECTION 2(d)(viii) OF THE CERTIFICATE OF DESIGNATIONS RELATING TO THE PREFERRED SHARES REPRESENTED BY THIS CERTIFICATE.

(e)           Taxes. The Company shall pay any and all documentary, stamp, transfer (but only in respect of the registered holder thereof) and other similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon the conversion of Preferred Shares.

(f)          Adjustments to Conversion Price. The Conversion Price will be subject to adjustment from time to time as provided in this Section 2(f).

(i) Adjustment of Conversion Price upon Issuance of Common Stock. If and whenever on or after the Subscription Date, the Company issues or sells, or in accordance with this Section 2(f) is deemed to have issued or sold, any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company but excluding Excluded Securities) for a consideration per share (the “New Securities Issuance Price”) less than a price (the “Applicable Price”) equal to the Conversion Price in effect immediately prior to such time (a “Dilutive Issuance”), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the New Securities Issuance Price, provided, however, that if the Company issues or sells, or is deemed to have issued or sold, any shares of Common Stock in a Dilutive Issuance that is a Permitted Financing (as defined in the Third Lien Notes), then immediately after such Dilutive Issuance, the Conversion Price then in effect shall be reduced to an amount equal to the product of (A) the Conversion Price in effect immediately prior to such Dilutive Issuance and (B) the quotient determined by dividing (1) the sum of (I) the product derived by multiplying the Conversion Price in effect immediately prior to such Dilutive Issuance and the number of shares of Common Stock Deemed Outstanding (as defined in the Third Lien Notes) immediately prior to such Dilutive Issuance plus (II) the consideration, if any, received by the Company upon such Dilutive Issuance, by (2) the product derived by multiplying (I) the Conversion Price in effect immediately prior to such Dilutive Issuance by (II) the number of shares of Common Stock Deemed Outstanding immediately after such Dilutive Issuance. For purposes of determining the adjusted Conversion Price under this Section 2(f)(i), the following shall be applicable:

(A)           Issuance of Options. If the Company in any manner grants or sells any Option and the lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option is less than the Applicable Price, then such share of Common Stock underlying such Option shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. For purposes of this Section 2(f)(i)(A), the “lowest price per share for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exchange or exercise of any Convertible Securities issuable upon exercise of such Option” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon granting or sale of the Option, upon exercise of the Option and upon conversion, exchange or exercise of any Convertible Security issuable upon exercise of such Option. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such Common Stock upon conversion, exchange or exercise of such Convertible Securities.

(B)           Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities and the lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise thereof is less than the Applicable Price, then such share of Common Stock underlying such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance of sale of such Convertible Securities for such price per share. For the purposes of this Section 2(f)(i)(B), the “lowest price per share for which one share of Common Stock is issuable upon such conversion, exchange or exercise” shall be equal to the sum of the lowest amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon the conversion, exchange or exercise of such Convertible Security. No further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exchange or exercise of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price had been or is to be made pursuant to other provisions of this Section 2(f)(i), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

(C)           Change in Option Price or Rate of Conversion. If the purchase or exercise price provided for in any Option, the additional consideration, if any, payable upon the issue, conversion, exchange or exercise of any Convertible Security, or the rate at which any Convertible Security is convertible into or exchangeable or exercisable for Common Stock changes at any time, the Conversion Price in effect at the time of such change shall be adjusted to the Conversion Price which would have been in effect at such time had such Option or Convertible Security provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold. For purposes of this Section 2(f)(i)(C), if the terms of any Option or Convertible Security that was outstanding as of the Initial Issuance Date are changed in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such change. No adjustment shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

(D)           Calculation of Consideration Received. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options will be deemed to have been issued for a consideration of $0.01. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the net amount received by the Company therefor. If any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company will be the Closing Sale Price of such securities on the date of receipt of such securities. If any Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Required Holders. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair value of such consideration will be determined within fourteen (14) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company and the Required Holders. The determination of such appraiser shall be deemed binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

(E)         Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (x) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities or (y) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date will be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

(ii) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased. Notwithstanding anything to the contrary provided herein, in the event that any such subdivision or combination, as the case may be, shall not occur, the Conversion Price shall be re-adjusted to reverse any adjustments made for such unconsummated subdivision or combination.

(iii) Other Events. If any event occurs of the type contemplated by the provisions of this Section 2(f) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company’s Board of Directors will make an appropriate adjustment in the Conversion Price so as to protect the rights of the Holders; provided that no such adjustment will increase the Conversion Price as otherwise determined pursuant to this Section 2(f).

(iv) [Reserved]

(v) Notices.

(A)        Within one (1) Business Day after any adjustment of the Conversion Price pursuant to this Section 2(f), the Company will give written notice thereof to each Holder, setting forth in reasonable detail, and certifying, the calculation of such adjustment. In the case of a dispute as to the determination of such adjustment, then such dispute shall be resolved in accordance with the procedures set forth in Section 2(d)(iii).

(B)         The Company will give written notice to each Holder at least ten (10) Business Days prior to the date on which the Company closes its books or takes a record (I) with respect to any dividend or distribution upon the Common Stock, (II) with respect to any pro rata subscription offer to holders of Common Stock or (III) for determining rights to vote with respect to any Fundamental Transaction or Liquidation Event, provided that such information shall have been made known to the public prior to or in conjunction with such notice being provided to such Holder.

(C)         The Company will also give written notice to each Holder at least ten (10) Business Days prior to the date on which any Fundamental Transaction or Liquidation Event will take place, provided that such information shall have been made known to the public prior to or in conjunction with such notice being provided to such Holder.

(3)	Redemption at Option of Holders.

(a)         Redemption Option Upon Fundamental Transaction. In addition to all other rights of the Holders contained herein, in connection with a Change of Control, each Holder shall have the right, at such Holder’s option, subject to any consents required pursuant to Section 9 below, to require the Company to redeem all or a portion of such Holder’s Preferred Shares at a price per Preferred Share equal to 120% of the Stated Value plus any accrued and unpaid dividends and distributions thereon to the date of such payment (the “Redemption Price”).

(b)          Mechanics of Redemption at Option of Buyer. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Change of Control”) to each Holder. At any time after the earlier of a Holder’s receipt of a Notice of Change of Control and such Holder becoming aware of a Change of Control until the later of (x) the date of consummation of such Change of Control and (y) ten (10) days after such Holder’s receipt of the Notice of Change of Control (the “Redemption at Option of Holder Termination Date”), any Holder of Preferred Shares then outstanding may require the Company to redeem up to all of such Holder’s Preferred Shares by delivering written notice thereof via facsimile and overnight courier (“Notice of Redemption at Option of Holder”) to the Company, which Notice of Redemption at Option of Holder shall indicate the number of Preferred Shares that such Holder is electing to redeem.

(c)         Payment of Redemption Price. The Company shall deliver, the applicable Redemption Price to each Holder that has delivered a Notice of Redemption at Option of Holder to the Company on or prior to the later of (x) the second (2nd) Business Day after the Company’s receipt of the Notice of Redemption at Option of Holder of such Holder and (y) the date of consummation of the Change of Control (the “Redemption Date”); provided that, if required by Section 2(d)(viii), a Holder’s Preferred Stock Certificates shall have been delivered to the Transfer Agent. If the Company is unable to redeem all of the Preferred Shares submitted for redemption, the Company shall redeem a pro rata amount from each Holder based on the number of Preferred Shares submitted for redemption by such Holder relative to the total number of Preferred Shares submitted for redemption by all Holders. The Company may not make any dividend or other distribution to holders of Common Stock or other Junior Stock until the Company has paid the Redemption Price to all Holders submitting a Notice of Redemption at Option of Holder to the Company on or prior to the Redemption at Option of Holder Termination Date.

(d)         Void Redemption. In the event that the Company does not pay the Redemption Price by the Redemption Date, at any time thereafter and until the Company pays such unpaid applicable Redemption Price in full or if a Holder desires to cancel a Notice of Redemption at Option of Holder, in whole or in part, at any time prior to the date of the consummation of the Change of Control, a Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the Preferred Shares that were submitted for redemption by such Holder under this Section 3 and for which the applicable Redemption Price has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”). Upon the Company’s receipt of such Void Optional Redemption Notice, (i) the Notice of Redemption at Option of Holder shall be null and void with respect to those Preferred Shares subject to the Void Optional Redemption Notice, (ii) the Company shall immediately return any Preferred Shares subject to the Void Optional Redemption Notice to the Holder thereof, and (iii) the Conversion Price of all outstanding Preferred Shares shall be adjusted to the lesser of (A) the Conversion Price as in effect on the date on which the Void Optional Redemption Notice is delivered to the Company and (B) the lowest Weighted Average Price of the Common Stock during the period beginning on the date on which the Notice of Redemption at Option of Holder is delivered to the Company and ending on the date on which the Void Optional Redemption Notice is delivered to the Company.

(e)         Disputes; Miscellaneous. In the event of a dispute as to the determination of the arithmetic calculation of the Redemption Price, such dispute shall be resolved pursuant to Section 2(d)(iii) above with the term “Redemption Price” being substituted for the term “Conversion Rate”. A Holder’s delivery of a Void Optional Redemption Notice and exercise of its rights following such notice shall not effect the Company’s obligations to make any payments which have accrued prior to the date of such notice. In the event of a redemption pursuant to this Section 3 of less than all of the Preferred Shares represented by a particular Preferred Stock Certificate, the Company shall promptly cause to be issued and delivered to the Holder of such Preferred Shares a Preferred Stock Certificate representing the remaining Preferred Shares which have not been redeemed, if necessary.

(4)	Other Rights of Holders.

(a)         Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless (i)  the Successor Entity assumes in writing all of the obligations of the Company under this Certificate of Designations and the other Transaction Documents in accordance with the provisions of this Section 4(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements to deliver to each Holder of Preferred Shares in exchange for such Preferred Shares a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Certificate of Designations, including, without limitation, having a stated value equal to the stated value of the Preferred Shares held by such Holder and having similar ranking to the Preferred Shares, and reasonably satisfactory to the Required Holders and (ii) the Successor Entity (or its Parent Entity) is a publicly traded corporation whose common stock is quoted on or listed for trading on an Eligible Market. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designations referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of, the Company and shall assume all of the obligations of the Company under this Certificate of Designations with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction, the Successor Entity shall deliver to the Holder confirmation that there shall be issued upon conversion or redemption of the Preferred Shares at any time after the consummation of the Fundamental Transaction, in lieu of the shares of the Company’s Common Stock (or other securities, cash, assets or other property) issuable upon the conversion or redemption of the Preferred Shares prior to such Fundamental Transaction, such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights) which the Holder would have been entitled to receive upon the happening of such Fundamental Transaction had the Preferred Shares been converted immediately prior to such Fundamental Transaction, as adjusted in accordance with the provisions of this Certificate of Designations. The provisions of this Section shall apply similarly and equally to successive Fundamental Transactions.

(b)         Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the “Purchase Rights”), then the Holders will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such Holder could have acquired if such Holder had held the number of shares of Common Stock acquirable upon complete conversion of the Preferred Shares immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(5)	Reservation of Shares.

(a)          The Company shall, so long as any of the Preferred Shares are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversions of the Preferred Shares, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 100% of the number of shares of Common Stock for which the Preferred Shares are at any time convertible (the “Required Reserve Amount”). The initial number of shares of Common Stock reserved for conversions of the Preferred Shares and each increase in the number of shares so reserved shall be allocated pro rata among the Holders based on the number of Preferred Shares held by each Holder at the time of issuance of the Preferred Shares or increase in the number of reserved shares, as the case may be (the “Authorized Share Allocation”). In the event a Holder shall sell or otherwise transfer any of such Holder’s Preferred Shares, each transferee shall be allocated a pro rata portion of such Holder’s Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Preferred Shares (other than pursuant to a transfer of Preferred Shares in accordance with the immediately preceding sentence) shall be allocated to the remaining Holders of Preferred Shares, pro rata based on the number of Preferred Shares then held by such Holders.

(b)         Insufficient Authorized Shares. If at any time while any of the Preferred Shares remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Preferred Shares at least a number of shares of Common Stock equal to the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Preferred Shares then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (i) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock or (ii) procure a written consent from the holders of a majority of its Voting Stock to equivalent effect, and shall cause a copy of such consent to be distributed to its stockholders with an information statement as prescribed under the Exchange Act. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

(6)          Voting Rights. Each Holder shall be entitled to the whole number of votes equal to the number of shares of Common Stock into which such Holder’s Preferred Shares would be convertible on the record date for the vote or consent of stockholders, and shall otherwise have voting rights and powers equal to the voting rights and powers of the Common Stock. Each Holder shall be entitled to receive the same prior notice of any stockholders’ meeting as is provided to the holders of Common Stock in accordance with the bylaws of the Company, as well as prior notice of all stockholder actions to be taken by legally available means in lieu of a meeting, and shall vote with holders of the Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Holders of Preferred Shares, in which case the Holders of Preferred Shares only shall vote as a separate class.

(7)	Board of Directors.

(a)   General. So long as Prencen LLC together with any of its Affiliates (collectively, the “Prencen Funds”) hold at least twenty percent (20%) of the Preferred Shares issued on the Initial Issuance Date:

(i) Designation of Directors. The Holders shall be entitled to designate a majority of the directors (the “Series C Directors”) of the Company’s board of directors (the “Board”).

(ii) Size of Board. So long as the Preferred Shares remain outstanding, the Board shall consist of no more than nine (9) directors.

(iii) Nomination. Subject to limitations, if any, imposed by Principal Market rules in effect from time to time and applicable law, the Company agrees to cause the persons designated pursuant to Section 7(a) to be nominated for election at every meeting of the stockholders of the Company called with respect to the election of members of the Board, and at every adjournment or postponement thereof, and on every action or approval by written consent with respect to the election of members of the Board.

(iv) Vacancy; Removal. Any vacancy in the position of a Series C Director may be filled only by the Holders of the Preferred Shares. Each Series C Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the affirmative vote, at a special meeting of Holders of Preferred Shares called for such purpose, or by the written consent, of the Holders of record of a majority of the outstanding Preferred Shares. Any vacancy created by such removal may also be filled at such meeting or by such consent.

(b)         Transactions with Affiliates. So long as a Majority Holder holds Preferred Shares, if the Company and such Majority Holder, directly or indirectly, proposes to enter into a transaction, the vote or written consent, as applicable, of at least a majority of the non-interested members of the Board shall be required to authorize such transaction.

(8)          Liquidation. In the event of a Liquidation Event, the Holders shall be entitled to receive in cash out of the assets of the Company, whether from capital or from earnings available for distribution to its stockholders (the “Liquidation Funds”), before any amount shall be paid to the holders of any of the Common Stock or other Junior Stock of the Company, an amount per Preferred Share equal to the Stated Value plus the Additional Amount (if any) (the “Liquidation Preference”); provided that, if the Liquidation Funds are insufficient to pay the full amount due to the Holders and holders of shares of other classes or series of preferred stock of the Company, if any, that are of equal rank with the Preferred Shares as to payments of Liquidation Funds (the “Pari Passu Shares”), then each Holder and each holder of Pari Passu Shares shall receive a percentage of the Liquidation Funds equal to the full amount of Liquidation Funds payable to such Holder as a liquidation preference, in accordance with their respective certificate of designations, preferences and rights, as a percentage of the full amount of Liquidation Funds payable to all holders of Preferred Shares and Pari Passu Shares. To the extent necessary, the Company shall cause such actions to be taken by any of its Subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Holders in accordance with this Section. All the preferential amounts to be paid to the Holders under this Section shall be paid or set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any Liquidation Funds of the Company to the holders of Junior Stock in connection with a Liquidation Event as to which this Section applies. The purchase or redemption by the Company of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a Liquidation Event.

(9)          Preferred Rank. All shares of Common Stock and other capital stock of the Company as of the Initial Issuance Date shall be of junior rank to all Preferred Shares with respect to the preferences as to dividends, distributions, redemptions, and payments upon the liquidation, dissolution and winding up of the Company. The rights of the shares of Common Stock and other Junior Stock shall be subject to the preferences and relative rights of the Preferred Shares. Without the prior express written consent of the Required Holders, the Company shall not hereafter authorize or issue additional or other capital stock that is of senior or pari-passu rank to the Preferred Shares in respect of the preferences as to distributions and payments upon a Liquidation Event. The Company shall be permitted to issue preferred stock that is junior in rank to the Preferred Shares in respect of the preferences as to dividends and other distributions and payments upon the liquidation, dissolution and winding up of the Company, provided that any such junior preferred stock is not subject to redemption and any such junior preferred stock is not entitled to a liquidation preference greater than the purchase price of such junior preferred stock. In the event of the merger or consolidation of the Company with or into another corporation, the Preferred Shares shall maintain their relative powers, designations and preferences provided for herein (except that the Preferred Shares may be pari passu with, but not junior to, any capital stock of the Successor Entity) and no merger or consolidation shall result inconsistent therewith. Notwithstanding anything else contained in any Transaction Document, so long as any Permitted Senior Indebtedness is outstanding, neither the Company nor any of its Subsidiaries shall (directly or indirectly) make any redemption payments (including, without limitation, pursuant to Section 2(d)(vii) above) or payments made in connection with the occurrence of a Liquidation Event, payments of fees or expenses (other than the Legal Expense Amount (as defined in the Securities Purchase Agreement)) or damages reimbursements, indemnification payments, dividends, distributions or other payments (directly or indirectly) (other than a payment of $2.5 million to the Prencen Funds, plus interest accrued thereon, with respect to any indebtedness incurred by the Company relating to payments to its executive officers to be paid in accordance with the payment schedule attached as Schedule 4(n) to the Securities Purchase Agreement or at such other times as permitted by the written consent of the Required Lenders (as defined in the WFF Facility) (to the extent the WFF Facility is then outstanding), the holders of a majority of the loans issued pursuant to the Watershed Facility (to the extent the Watershed Facility is then outstanding) and the holders of a majority of the outstanding principal amount of the Third Lien Notes then outstanding (if the Watershed Funds hold any principal amount of the Third Lien Notes, such majority must include such Watershed Funds)) to the Holders and/or the Redemption Holders, in their capacity as holders of Preferred Shares and/or Redemption Shares, as applicable (including, without limitation, under the Securities Purchase Agreement and the Certificate of Designations), without the written consent of holders of a majority of the loans under the Watershed Facility, the Watershed Funds so long as it holds any principal amount of the Third Lien Notes, and the Required Lenders under the WFF Facility (in each case solely to the extent such applicable Permitted Senior Indebtedness remains outstanding). Solely for purposes of this paragraph and only so long as the WFF Facility remains outstanding, the Watershed Facility remains outstanding or the Watershed Funds hold any principal amount of the Third Lien Notes, the Watershed Funds (so long as any principal amount of the Third Lien Notes are then held by the Watershed Funds), the lenders under the Watershed Facility (to the extent then outstanding) and the lenders under the WFF Facility (to the extent then outstanding) shall each be deemed third-party beneficiaries hereof. So long as the WFF Facility remains outstanding, the Watershed Facility remains outstanding or the Watershed Funds hold any principal amount of the Third Lien Notes, no amendment, modification, waiver or supplement may be made to the last three sentences of this Section 9 without the prior written consent of the Watershed Funds (so long as any principal amount of the Third Lien Notes are then held by the Watershed Funds), the lenders under the Watershed Facility (to the extent then outstanding) and/or the lenders under the WFF Facility (to the extent then outstanding).

(10)       Vote to Change the Terms of the Preferred Shares. So long as the Prencen Funds hold at least twenty percent (20%) of the Preferred Shares issued on the Initial Issuance Date, except where the vote or written consent of the holders of a greater number of shares is required by law or by another provision of the Certificate of Incorporation, the affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the Required Holders, voting together as a single class, shall be required before the Company or any of its Subsidiaries may: (a) enter into any agreement regarding, or consummate, a Change of Control; (b) whether or not prohibited by the terms of the Preferred Shares, circumvent a right of the Preferred Shares; (c) increase or decrease (other than by conversion or redemption as expressly provided herein) the authorized number of the Preferred Shares; (d) create or authorize (by reclassification or otherwise) any new class or series of shares that has a preference over or is on a parity with the Preferred Shares with respect to dividends or the distribution of assets on the liquidation, dissolution or winding up of the Company (other than the authorization or creation of the Series C Convertible Preferred Stock); (e) enter into any transactions with any Affiliate of the Company; (f) purchase, repurchase or redeem any shares of Common Stock (other than Preferred Shares or pursuant to equity incentive agreements with employees giving the Company the right or obligation to repurchase such shares upon the termination of services or otherwise ); (g) pay dividends or make any other distribution on the Common Stock; (h) amend or repeal any provision of, or add any provision to, the Certificate of Incorporation or bylaws, or file any certificate of designations, preferences, limitations and relative rights of any series of preferred stock, if such action would adversely alter or change the preferences, rights, privileges or powers of, or restrictions provided for the benefit of the Preferred Shares, regardless of whether any such action shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise; (i) hire or terminate any executive officer of the Company or amend the terms of any such person’s employment agreement, if any of the foregoing would obligate the Company, directly or indirectly, to pay to any Person in any twelve month period in cash or other assets with an aggregate value greater than or equal to $250,000; (j) approve in all respects any restructuring plan of the Company or any of its Subsidiaries, including, without limitation, the timing to implement the restructuring plan and all costs and expenses associated therewith or (k) amend or modify the terms of any contractual agreement of the Company with any executive officer of the Company.

(11)       Lost or Stolen Certificates. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing the Preferred Shares, and, in the case of loss, theft or destruction, of an indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of the Preferred Stock Certificate(s), the Company shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date; provided, however, the Company shall not be obligated to re-issue Preferred Stock Certificates if the Holder contemporaneously requests the Company to convert such Preferred Shares into Common Stock.

(12)       Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief. The remedies provided in this Certificate of Designations shall be cumulative and in addition to all other remedies available under this Certificate of Designations, at law or in equity (including a decree of specific performance and/or other injunctive relief). No remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy. Nothing herein shall limit a Holder’s right to pursue actual damages for any failure by the Company to comply with the terms of this Certificate of Designations. The Company covenants to each Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder thereof and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof).

(13)       Construction. This Certificate of Designations shall be deemed to be jointly drafted by the Company and the initial Holders hereof and shall not be construed against any person as the drafter hereof.

(14)       Failure or Indulgence Not Waiver. No failure or delay on the part of a Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(15)       Notice. Whenever notice or other communication is required to be given under this Certificate of Designations, unless otherwise provided herein, such notice shall be given to the Company at 100 American Metro Boulevard, Suite 108, Hamilton, NJ 08619 and to the Holders at such addresses as are provided in the register maintained pursuant to Section 17 below.

(16)       Transfer of Preferred Shares. Subject to the other contractual restrictions on transfer set forth in the Securities Purchase Agreement, a Holder may assign some or all of the Preferred Shares and the accompanying rights hereunder held by such Holder without the consent of the Company; provided that such assignment is in compliance with applicable securities laws.

(17)       Preferred Share Register. The Company shall maintain at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the Holders), a register for the Preferred Shares, in which the Company shall record the name and address of the persons in whose name the Preferred Shares have been issued, as well as the name and address of each transferee. The Company may treat the person in whose name any Preferred Share is registered on the register as the owner and holder thereof for all purposes, notwithstanding any notice to the contrary, but in all events recognizing any properly made transfers.

(18)       Stockholder Matters. Any stockholder action, approval or consent required, desired or otherwise sought by the Company pursuant to the rules and regulations of the Principal Market, the DGCL, this Certificate of Designations or otherwise with respect to the issuance of the Preferred Shares or the Common Stock issuable upon conversion thereof may be effected by written consent of the Company’s stockholders or at a duly called meeting of the Company’s stockholders to the extent permitted by and all in accordance with the applicable rules and regulations of the Principal Market and the DGCL. This provision is intended to comply with the applicable sections of the DGCL permitting stockholder action, approval and consent affected by written consent in lieu of a meeting.

* * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be signed by Andrew Sheldrick, its Vice President and General Counsel, as of the 15th day of January, 2008.

ASCENDIA BRANDS, INC.

By:  /s/ Andrew Sheldrick

Name:  Andrew Sheldrick

Title:  Vice President and General Counsel

EXHIBIT I

ASCENDIA BRANDS, INC. CONVERSION NOTICE

Reference is made to the Certificate of Designations, Preferences and Rights of Series C Convertible Preferred Stock of Ascendia Brands, Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series C Convertible Preferred Stock, par value $.001 per share (the “Preferred Shares”), of Ascendia Brands, Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, as of the date specified below.

Date of Conversion:______________________________________________________

Number of Preferred Shares to be converted: ___________________________________

Stock certificate no(s). of Preferred Shares to be converted: ________________________

Tax ID Number (If applicable): ______________________________________________

Please confirm the following information:_____________________________________________

Conversion Price:________________________________________________________

Number of shares of Common Stock to be issued:________________________________

Please issue the Common Stock into which the Preferred Shares are being converted in the following name and to the following address:

Issue to:_________________________________________

_________________________________________

Address:_________________________________________

Telephone Number:_________________________________

Facsimile Number:__________________________________

Authorization:_____________________________________

By:_____________________________

Title:____________________________

Dated:

Account Number (if electronic book entry transfer):______________________________

Transaction Code Number (if electronic book entry transfer):_______________________

[NOTE TO HOLDER -- THIS FORM MUST BE SENT CONCURRENTLY TO TRANSFER AGENT]

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs American Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Irrevocable Transfer Agent Instructions dated January 15, 2008 from the Company and acknowledged and agreed to by American Stock Transfer & Trust Company.

ASCENDIA BRANDS, INC.

By:_____________________

Name:___________________

Title:____________________